Exhibit 99.1

Sino Agro Food Begins Stocking Zhongshan Aquaculture MegaFarm

GUANGZHOU, China — February 26, 2016 —

Sino Agro Food initiated stocking of its Zhongshan MegaFarm February 23, 2016, supplying the first two A Power Module (“APM”) tanks with total of a 1,200,000 giant freshwater prawns (Macrobrachium rosenbergii) postlarvae (“PL,” or young prawns).

The remaining 36 PL nursery tanks will be stocked progressively pending the results of the model initial trial and upon fine tuning functional performance of associated support facilities such as filters and heat exchangers. These nursery tanks begin cycles of four staged grow out tanks, each spanning approximately 14 weeks. In total, these cycles produce an estimated designed capacity of 6,000 metric tons of prawns per year, comprising the first stage of the MegaFarm’s first phase.

The Company will provide new periodic project updates starting with details of initial stocking: http://www.sinoagrofood.com/ZSNPP, followed by SIAF’s Chief Scientific Officer Dr. Anthony Ostrowski’s presentation at the North Atlantic Seafood Forum in Oslo March 3, 2016.

SIAF Chairman and CEO Solomon Lee commented, “Initial stocking of the Zhongshan MegaFarm is a major milestone for our company, advancing operations and strategic goals, while showcasing proof of concept ahead of carving out aquaculture assets on the Oslo Stock Exchange. The project is very ambitious, and has come a long way from its drawing board. Profit from operations will provide capital to expedite construction of further stages. Establishing a track record also facilitates external financing for the project.”

About the Zhongshan MegaFarm

The Zhongshan MegaFarm is designed to become the world’s largest indoor recirculating aquaculture system (“RAS”) facility, producing safe, healthy, and sustainable seafood with highly scalable economic viability, based on environmentally friendly and ecologically sound fundamentals.

Zhongshan A Power Prawn Culture Farms Development Co., Ltd, also known as Prawn Farm 2 (“PF2”) will supply the Zhongshan MegaFarm with postlarvae prawns. The hatchery is gearing up for full scale stocking and production of the MegaFarm in the spring. The Company targets production of nearly 2 billion PL at the hatchery in 2016. In addition to supplying the Zhongshan MegaFarm, postlarvae are sold to local farmers at market prices, USD 107 per 10,000.

From nursery tanks for PL, prawns progress through three stages of grow out, grading, and sales. Each stage takes no more than four weeks resulting in at least 13 cycles of grow out per tank per year. The Company will document progress of the initial two PL tank trial throughout their staged grow out life cycle, with the aims to optimize the system model and to illustrate the process and results to shareholders and other interested parties.

Currently two buildings are nearly complete. Each is specially configured to use SIAF’s proprietary APRAS technology and each covers 8,580 square meters (2.12 acres).

The first building (“Building 1”) houses 48 sets of standard APM units, each with two tanks and one filtration system in the middle. These are used for nursery tanks and for stage one and stage two grow out.

The second building (“Building 2”) houses the equivalent of 48 standard APM units, configured with four very large tanks and eight large filtration units used for stage three or final grow out. Building 2 facilities are to be shared by the grow-out facilities in a third building (“Building 3”) that is identical to Building 1. Building 3 comprises the second stage of Phase one of the MegaFarm. Together, all three building facilities will bring the designed production capacity to 10,000 metric tons per year. Currently most of the infrastructure and foundation work for Building 3 building is underway.

Producing optimal operational conditions to reach production capacities requires ongoing refinement of several variables before and after stocking. These include growing selected bacteria in quantity and quality to consume all waste produced by the prawns and tailoring water quality and other living conditions for each stage and each species. Each APM for the nursery of PLs is designed for a capacity of two million postlarvae after the biofiltration system reaches optimal efficiency in about three months.

About Sino Agro Food, Inc.

Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME ) develops and operates protein food production facilities in the People’s Republic of China. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer, animal feed, and produce. The Company is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world’s largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 550 employees and revenue of $404M in 2014. Operations are located in the provinces of Guangdong, Qinghai, Hunan, and Shanghai.  Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs' Merkur Market in Norway.

News and information are published on the Company website (www.sinoagrofood.com), the Company’s Facebook page (www.facebook.com/SinoAgroFoodInc), and on Twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

No Offer of Securities

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of Sino Agro Food, Inc.

Contacts

Peter Grossman	Erik Ahl
Investor Relations	Nordic Countries
+1 (775) 901-0344	+46 (0) 760 495 885
info@sinoagrofood.com	erik.ahl@sinoagrofood.com

Sino Agro Food, Inc Initial Stocking Press Release	Page 2